Exhibit 99.1
Transcript of Wheeling-Pittsburgh Corporation
Conference Call held on August 8, 2006
Moderator: Dennis Halpin
August 8, 2006
10:00 a.m. CT
Operator: We do thank you for standing by and welcome to today’s Wheeling-Pittsburgh Second Quarter Earnings conference call. Today’s call is being recorded.
And now at this time, I would like to turn the conference over to the Director of Investor Relations, Dennis Halpin. Mr. Halpin, please go ahead.
Dennis Halpin: Thank you and good morning everyone. Welcome to Wheeling-Pittsburgh’s conference call and Web cast covering the second quarter 2006.
With me today from Wheeling-Pittsburgh with prepared remarks are Jim Bradley, Chairman and Chief Executive Officer, Paul Mooney, Executive Vice President and Chief Financial Officer and Harry Page, President and Chief Operating Officer.
Before getting started, we ask that you take note of the cautionary language with regarding forward-looking statements contained in this morning’s press release. Due to the recent announcement regarding the Wheeling-Pittsburgh CSN arrangement, the cautionary language in this call will be admittedly longer than usual.

Wheeling-Pittsburgh Corporation together with other participants as indicated below intends to file with the Security and Exchange Commission, the SEC, a proxy statement and a company proxy card to be used to solicit both for the election of its slate of Director nominees at the 2006 annual meeting of stockholders of Wheeling-Pittsburgh Corporation and for the approval of the company’s proposed strategic alliance with CSN.
The company urges its shareholders to read the proxy statement in its entirety when it becomes available because it will contain important information including information on the participants and their interest in Wheeling-Pittsburgh Corporation. When filed, the proxy statement will be available at no charge at the SEC’s Web site www.sec.gov.
The participants in this proxy solicitation are anticipated to be Wheeling-Pittsburgh Corporation and the Director nominees included in the proxy statement to be filed with the SEC. Additional information regarding potential participants in the proxy solicitation and their respective interests may be obtained by reading the proxy statement regarding the proposed strategic alliance if and when it becomes available.
The information contained in this filing other than historical information consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, statements containing estimates of projection of future operating or financial performance are not historical facts and only represent a belief based on various assumptions, all of which are inherently uncertain.

Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements.
These risks and uncertainties include among others, factors relating to the risk that the business of CNS Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time consuming or costly than expected, the ability of CNS, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance including expected operating efficiencies, synergies, cost savings and increased productivity and the timing of realization of any such expected benefits, lower than expected operating results for Wheeling-Pittsburgh for the remained of 2006 or for the strategic alliance, the risk of unexpected consequences resulting from the strategic alliance, the risk of labor disputes including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining agreement with the production employees, the ability of the strategic alliance to operate successfully within a highly cyclical industry, the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate, the risk of decreasing prices for the strategic alliance products, the risk of significant supply shortages and increases in the cost of raw materials especially carbon slab supply and the impact of natural gas prices, rising world wide transportation costs due to historically high and volatile oil prices, the ability of the strategic alliance to complete and the cost and timing of capital improvement projects including the up grade and expansion of Wheeling-Pittsburgh’s hot strip mill and the construction o an additional galvanizing line, increased competition from substitute materials such as aluminum, changes in the environmental and other laws and regulations to which the strategic alliance are subject, adverse changes in interest rates and other financial market conditions, failure of the convertible financing proposed to be provided by CSN to be converted to equity, changes in United State’s trade policy and governmental actions with respect to imports particularly with respect to restrictions and tariffs on the importation of carbon slabs and political, legal and economic conditions in development in the United States and in foreign countries in which the strategic alliance will operate.
There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors and any changes inn such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update forward-looking statements.
References made to more complete discussion of forward-looking statements and applicable risks contained in CSN’s and Wheeling-Pittsburgh’s other filings with the SEC. For additional information regarding risks and uncertainties, please refer to the company’s most recent form 10-K filed with the SEC as well as the second quarter 2006 form 10-Q filed with the SEC this morning.

In addition, please note that this conference call is open for the public and is being broadcast live both on our Web site at www.wpsc.com as well as www.investorcalendar.com, one word. It contains time-sensitive information and is being recorded for replay through August 15 by dialing 888-203-1112 or 719-457-0820 and using pass code 5841201. A copy of the press release issued this morning is also available on Wheeling Pittsburgh’s Web site.
In our call, Jim will begin with a high-level overview of the strategic events leading up to and including our announcement last week and then hand the call over to Harry who will comment on the company’s operational performance during this past quarter. Paul will then discuss the second quarter’s financial results as well as provide some guidance for the third quarter 2006. Jim will return to elaborate on the proposed arrangement with CSN and its compelling benefit both operational and financial. We will then take your questions as time permits and the operator will instruct you on the procedure for asking questions at that time.
That being said, I would not like to turn the call over to Jim Bradley.
James Bradley: Thanks for that fine prints Dennis. Good morning and thanks everybody for joining us today on Wheeling-Pittsburgh’s Second Quarter conference call. In addition to Paul, Harry and myself, Steve Sorvold, Vice President of commercial is also joining us on today’s call.

I would like to begin by providing a high-level strategic review including an overview of the proposed arrangement with CSN that we announced last week. As you may know, last Tuesday marked the three-year anniversary Wheeling-Pittsburgh’s emergence from bankruptcy.
While our financial results this quarter reflect the solid momentum we have throughout our businesses, and we tend to look forward not back, we think it is worth taking a minute to reflect on the progress we have made in implementing our strategic plan over the past three years and the great strides we have made in building the successful and sustainable metal product’s company.
As you would imagine, the focus during Wheeling-Pittsburgh’s bankruptcy was no only on the most critical, was on the most critical operational needs essentially keeping the business running. So it is no surprise that as the company emerged, it has significant ground to cover in terms of upgrading its mils and processes. But we emerged with a strategic plan and we have been steadily executing against that plan.
For those of you who have been with us over the past three years, the element of the strategic plan will be, the elements of our strategic plan will be familiar. First in order to adopt a more flexible operating structure and reduce our need for sustaining capital, we invested in the construction of a state of art, electric art furnace that began producing in late 2004.

This allowed us to close our blast furnace number one and avoid a more costly reline of that small furnace that would continue to require large capital investments going forward. Formation of the Mountain State Carbon joint venture allowed Wheeling-Pittsburgh to maintain its coke making self-sufficiency while obtaining substantial capital from the joint venture partner to complete the rehabilitation of our coke batteries.
Upgrading our hot strip mill with automatic roll changers was also a critically important step enabling us to increase our hot strip capacity by up to 600,000 tons annually and drive increased profitability. Last week’s announcement was the next logical step in our strategic plan. In fact, in the Board’s view this proposed arrangement leapfrogs us three or four steps down the path.
Put simply, this is a great strategic fit between our two companies. Our proposed strategic arrangement with CSN, world class Brazilian producer of 5.6 million metric tons of steel is truly a unique opportunity to execute on the key remaining elements of our strategy, increasing our hot strip mill capacity further, increasing our down stream value product opportunities and addressing our capital needs and making our cost structure more variable and more competitive.
It serves to align our economic interests with a long-term slab supplier and position Wheeling-Pittsburgh as a competitive long-term player within the much more consolidated industry landscape that currently exists. We reached these goals by improving our scale and production, generating significant operating efficiencies and broadening our product portfolio.
As a result, we will be, and the result will be a stronger company benefiting our shareholders, our employees and our local communities. I will provide much great detail about our arrangement with CSN in a few minutes but there is no question that at Wheeling-Pittsburgh we are excited about this arrangement, which immediately upon closing will enable us to begin to transform the company and to position it for future success.
Our Board and management team sees this as the most compelling way to build and deliver sustainable, long-term value to our shareholders. As you can imagine, we are also excited that we have turned the corner in our core operating and financial performance.
Now, Harry will comment on our operations and market expectations. Go ahead, Harry.
Harry Page: Thank you, Jim. I am pleased to report that our safety performance continues to improve. Our accident rate for all of 2005 was 26 percent lower than 2004. We set an ambitious goal of a ten percent further reduction in 2006. I am happy to report that our employees have responded with the first half 2006 accident rate on target with our goal.
Steel operations turned in a very strong performance in the second quarter. Key accomplishments include the completion of the first half of the coke oven battery rebuild, the optimization of the hot strip automatic roll changers and achievement of a five percent roll change delay rate, which was our goal, establishing monthly production records at the blast furnace and continuous caster, record setting quality levels at the EAF Hot Strip Mill, Allen Port Coal Mill and Martin’s Ferry Galvanizing lines, and finally record low delay rates and very high equipment reliability rates at many of our operating units.
At the half way mark of the year, slab, hot band, coal roll and galvanized sheet production all exceed 2005 first half and our 2006 plan levels. Just a few examples of how well the equipment has operated include the fact that slab production is approximately 81,000 tons more than was produced in the first half of 2005 in spite of a burn through in our EAF that was a result of brick hydration that resulted in six days of lost production.
Hot band production for the first half of 2006 is 280,000 tons higher than was produced in the first half of 2005. The ability to take advantage of our steel making flexibility to minimize cost because a reality in the second quarter, the escalation of scrap prices during the quarter and falling coke costs due to the benefits derived from the coke over battery rebuild, conventional blast furnace BOF steel making production became more cost effective than EAF based steel production.
As a result, BOF production was maximized. This was made possible with an exceptional performance by the blast furnace. Modifications to the oxygen enrichment system along with availability approaching 98 percent led to record production rates. Our steel making operations in the second quarter operated at 95 percent of capability. Since scrap prices have recently dropped back from very high levels, we expect to shift toward a great emphasis on EAF production levels moving forward.
The hot Strip Mill continued to perform well with slab availability during the quarter being the limiting factor to production. During the first half of the year, 178,000 tons of purchased and conversion slabs have been rolled. Recently slab sourcing for the second half of the year was finalized. It is expected that over 200,000 tons of purchased or conversion slabs will be rolled during the second half of the years.
The rebuild of our number eight coke battery at our Mountain State Carbon joint venture is continuing. Approximately half of the ovens are rebuilt and on line at this time. The rebuilt ovens are performing within expected environmental compliance and within expected coke pushing forces. As we would bring the rebuilt ovens on line in May we encountered refractory related expansion issues that caused dimensional problems with the oven ends.
The correction of these issues resulted in five weeks of slippage on the overall project schedule. This schedule slippage along with the requirement to perform additional unplanned through wall brick replacements in the second half of the battery has contributed to a $19.5 million increase in the project cost. With this increase, the project cost is projected at $125.5million. At this time with the dimensional problems encountered in May, the battery completion date is forecast for late November.

The remaining risk to schedule and cost with the second half of the battery is ensuring brick deliveries from China will accommodate our planned installation sequence. We presently have a team going to China to address these concerns. On a commercial front, our first half shipping rate was a record pace with shipments of 1.3 million tons about 20 percent of last years shipping rate, about 20 percent ahead of last year’s shipping rate.
Our order backlog at the end of the second quarter and currently remains at strong levels. Based on current booking levels our product pricing levels have kept pace with the increasing cost of commodities such as scrap and zinc. Our metal margin which is a spread between scrap and hot rolled on processed selling prices has remained relatively stable through the first half and to date.
Our corrugating division continues to enjoy a strong nonresidential market place. Corrugated shipments through the first half are up 15 percent over 2005 first half levels. Third quarter bookings and shipment levels continue to reflect the strong steel market place that now exists. We expect that fourth quarter market to ban will reflect normal seasonality.
Now, I’ll turn it over to Paul who will walk you through the quarter’s results.
Paul Mooney: Thank you, Harry. I will continue to talk primarily about sequential comparison. And give as good a sense as possible of our results and the trends in our business.

Wheeling Pitt recorded second quarter 2006 net income of $9.3 million or 63 cents per diluted share versus the net loss for the first quarter of $2.1 million or 15 per diluted share or an improvement of $11.4 million. This improvement is more pronounced considering that the first quarter operating loss included a favorable partial payment related to our business interruption claim related to the BOF ductwork collapse of $7.3 million.
Our operating income for the second quarter of 2006 was $19.3 million consistent with the revised earning expectations provided in our press release of July 26, 2006. Our second quarter shipment of 667,900 tons was up 7.5 percent from the 620,700 tons whipped in the first quarter. This was mainly due to the increase in rolling capacity resulting from the hot strip mill roll changers which were installed in December 2005.
Second quarter revenues of $494 million compared to first quarter revenues of $437 million, second quarter includes $15 million and the first quarter included $14.8 million for coke sales. The average price per ton of steel shipped in the second quarter was $717 versus $680 per ton in the first quarter, a $37 increase.
Hot roll selling prices increased $21 per ton to $574 in the second quarter up from $553 in the first. Pricing for our value added product enhanced product mix and additional conversion sales accounted for the remaining $16 per ton increase.
Cost of sales for steel products in the second quarter was $651 per ton versus $648 in the first quarter. Cost of sales for the first quarter does not include the insurance recovery benefit for purposes of this comparison. Our overall cost of metallics decreased slightly for the second quarter.
Our average purchase cost of scrap in the second quarter increased by $14 per ton in first quarter levels. When factored for our full scrap based production of 57 percent for the quarter, this translated to an increase of $8 per ton shipped. However this was offset by lower metal costs primarily due to lower coke costs resulting in a net decrease in total cost of metallics of $1 per ton shipped.
Natural gas costs declined over $3 per MCF in the second quarter to $10.64 per MCF delivered resulting in a $15 per ton decrease per ton shipped. This is partially offset by climbing zinc cost which impacted us by $9 per ton shipped. The majority of the remaining increase in cost to steel products is the impact of profit sharing and ((inaudible)) charges due to the higher profits.
EAF production during the second quarter was interrupted by a – the refractory burned through which Harry mentioned. The repair costs were less than $1 million. However given our flexible steel production configuration our overall steel production was still higher than the first quarter due to the strong blast foreign SBOF steel making performance which Harry has mentioned.
SG&A costs remained at a higher level during the second quarter due to legal fees associated with our whole supply litigation and fees associated with ongoing M&A activities. Based on information available to us, we believe that we underwent an ownership change pursuant to Section 382 of the Internal Revenue Code in the second quarter of 2006.
As a result our ability to utilize net operating loss carryovers to reduce taxable income in 2006 and subsequent years will be subject to statutory limitation on an annual basis. Our net operating loss carryover as of December 31, 2005 approximated $325 million. We estimate that our ability to offset post ownership change taxable income will be limited to approximately $4 to $5 million in 2006 and $8 to $10 million for years subsequent of 2006.
Looking ahead, we currently expect operating income of about $25 million for the third quarter a sequential improvement of 30 percent. We expect to ship approximately 27,000 less tons in the third quarter at about a $57 per ton higher average steel selling price.
The benefit of this higher selling price is expected to be partially offset by a $12 per ton higher cross mix of products. We’re also expecting higher scrap and scrap substitute costs of about $9 per ton, higher purchase slab costs of about $5 per ton, and higher zinc costs of $7 per ton. Lower natural gas costs are expected to benefit the third quarter by about $10 per ton.
Finally the third quarter will be the final period to be negatively impacted by Mountain State Carbon demolition costs associated with our Coke Plant rehabilitation. In total we see steel cost of sales on a part time basis increasing by about $40 per ton. Second quarter steel CAPEX totaled $7 million with Mountain State Carbon CAPEX totaling $23.1 million.
At June 30, 2006 we had $5.4 million in cash net of the amounts held by Mountain State Carbon. And $101.5 million outstanding under our revolving credit facility. So at June 30 availability under our revolving credit facility was approximately $42 million and was approximately the same at the end of July.
Now, I’ll turn it back over to Jim.
James Bradley: Thank you, Paul. I’d like to shift gears and focus on the proposed arrangement we announced on Thursday last week essentially a strategic arrangement that would combine the North American assets of CSN with Wheeling Pittsburgh.
As I’ve said before, we think this arrangement is the right next step for our strategic plan. And we believe that the new Wheeling Pittsburgh will be a strong well-capitalized lower cost steel producer that is better positioned to compete in the current market environment.
Before drilling into the details of the proposed transaction, I want to spend a few minutes outlining the process that brought us to this point. Over the past 18 months, we have participated in exploratory talks with numerous potential parties regarding the variety of strategic alternatives arranging from the sale of the company outright to JVs or minority investments.
We also considered the possibility of continuing on a stand-alone basis. But determined that our best option was to seek out a world-class partner who could better enable us to leverage our key asset, the Hot Strip Mill and create sustainable profitable results.
This was a rigorous, thorough and proactive process and included discussions with parties who expressed an interest in Wheeling Pitt as well as companies to which we reached out to. Our Board was actively involved in the process every step of the way. And our Board had the opportunity to hear presentations regarding a number of potential partners including a half-day session with the Esmark management.
The result of these processes, of this process was two formal proposals, one from CSN and one from Esmark. We formed an independent committee of our Board of Directors to analyze and evaluate the merits of each proposal. After carefully assessing both proposals with the assistance of our financial advisors and legal counsel, our Board of Directors determined that the proposed arrangement with CSN would deliver significantly more value to our shareholders than Esmark’s most recent proposal.
Specifically the CSN arrangement had the right strategy, excellent growth prospects, and enhanced profitability for Wheeling Pitt. It is an arrangement that from Day one can accelerate the transformation of our company and create a competitive advantage. In contrast Esmark’s proposal was not a good strategic bet.
It did not offer our shareholders adequate value. As underpinned by what we believe to be exaggerated and unsubstantiated financial assumptions. It’s unclear about how it will build value rather than results and further uncertainty down the road. And conveys a concerning lack of true understanding of the operations of a steel making company.
Why are we so excited about the CSN arrangement? First CSN is a great partner. It is a world-class global steel producer with operations in Latin America, Europe in addition to its North American facility.
It is a fully integrated steel producer, the largest coated producer in Brazil and among the lowest cost producers in the world. In addition to recently announced plans to build four new blast furnaces with a total annual productive capacity of six million metric tons to make slabs by 2010 a highly relevant facet of our interest in the arrangement with CSN.
They are currently in the process of expanding their Casa de Pedro iron ore mine from 16 million metric tons per year to more than 53 million. As part of the proposed arrangement CSN will contribute its modern steel processing facility in Terre Haute, Indiana. This facility, which was formerly known as Heartland Steel, was constructed in 1998. Since that time CSN has invested in it and has seamlessly integrated into the CSN group.

We estimate replacement costs for the facility to be in excess of $250 million. It has a current annual coal rolling capacity of 900,000 tons. A significant investment will increase its galvanizing capacity from 350,000 tons currently to 700,000 tons per year. Its product lines compliment rather than replicate our current production.
For instance, the facility’s tandem mill can produce very light gauge wide product up to 72 inches. This is well beyond our finishing mills capability. To be more competitive the WPSC has to seek to enlarge the spread between our scrap and slab costs and the average selling price while reducing our processing costs.
As a result of its higher quality attributes, Terre Haute products sell for more than Martins Ferry galvanized opening up potential new markets for us. I should note however that Martins Ferry is ideally suited for our current Wheeling corrugated product line.
Strategically the fit between the two will result in a reduction in cost per ton through higher volume and at a higher average selling price. Combining this modern processing facility which is located in the heart of the Midwest region where more than 2/3 of the US produced steel is consumed with our existing facilities will create a highly attractive integrated network of North American mills in processing operations.
As we increase our operations of hot bans further reducing costs we will also have the pull through demand by Terre Haute, which reflects the complimentary alignment of our interest. Terre Haute is currently the sole distributor of CSN flat roll products in the US and Canada.
And those exclusive distribution rights for CSN products will be transferred to the new Wheeling Pittsburgh along with the facility. The strategic fit is the key differentiator between CSN and Esmark. Terre Haute’s products and capabilities are perfectly complimentary to ours while Esmark’s are not.
In addition to contributing the Terre Haute facility CSN will invest $225 million in cash in Wheeling Pittsburgh through the issuance of convertible debt. Approximately $150 million of this amount will be used in the very short term for capital improvements including upgrading and expanding the capacity of our Hot Strip Mill and adding a second 350,000 ton galvanizing line in Indiana. The remainder of the proceeds will be used to strengthen the company’s liquidity position.
It is important to point out that Esmark did not outline a clear investment strategy. And as we’ll discuss in a moment, the vast majority of their proposed capital would be used to repurchase shares. CSN will see very tangible, very meaningful use of the invested capital building for long-term, sustainable, and profitable growth.
Importantly CSN has also agreed to commit to a ten-year slab supply agreement which will provide a long-term guaranteed source of supply in uncommon payment terms and allow for a lower cost structure. By uncommon terms I mean a commitment to maintain a six weeks inventory on hand to be invoiced upon usage. This combined with the in transit inventory translates in today’s market to about $150 million of working capital.
This working capital would support the entire supply chain for 18 weeks of total lead-time including the six-week supply on the ground at a one million ton per year level. The proposed slab agreement underscores our business plan and will provide us with a secure lasting supply of high quality slabs at market price. That is one of the keys to expanding our capacity in the Hot Strip Mill to four million tons.
Those who believe that open market slab purchasing agreements are a snap are naïve at best. It’s not a long-term solution that would be imprudent to rely on as the world steel making environment is changing. The fact is, most emerging market slab producers, the low cost providers, focus on this market segment for only a short time as they work to generate volume and critical mass.
Once established they quickly exit and move on to higher end products. And they can be fickle. Often as the market moves supply is inconsistent.
Not only is CSN to committed low cost, high quality supplier of slabs, but perhaps most importantly giving their significant minority investment CSN’s economic interests are aligned with Wheeling Pittsburgh.
In our view, a deep and experienced management team with the thorough knowledge of the steel industry would recognize that a slab supply agreement of this kind is not easy to replicate and provides significant operational benefit. Simply put, Esmark’s proposed arms length deal with the trading companies or third party slab suppliers doesn’t come close to approaching the value offered by CSN’s proposal.
From a structural standpoint, in exchange for these substantial contributions, CSN will receive 49-1/2 percent ownership of a new holding company, which will be named Wheeling Pittsburgh Corporation. The remaining 50-1/2 percent will be owned by the current Wheeling Pittsburgh shareholders. And we believe that new company will have far greater upside than what could be created either by Wheeling Pitt. stand alone or by Esmark’s proposal.
The form of a $225 million infusion is a hybrid that either our company or CSN with the USW’s approval can choose to convert into approximately 11.8 million shares of the new Wheeling Pittsburgh within a three-year period.
You might ask why we are not announcing a definitive agreement today. We intend to execute definitive documentation for the proposed transaction and give our shareholders the opportunity to vote on CSN’s proposal once we have fulfilled the terms of the USW’s labor agreement by allowing them to exercise a right to bid. Under this agreement, the USW has a specified period of time to submit a competitive proposal for consideration by our Board of Directors.

At this point however, the USW has not exercised its right to bid. Should they submit a bid; the Board will of course carefully study it to determine if it provides higher value for our shareholders than the current arrangement with CSN. I will say that we have told the USW that there are no plans for any layoffs or work force reduction in Wheeling-Pittsburgh due to the proposed arrangement with CSN and we do not anticipate that changing.
But I’d like to go beyond that and say that the investments in our current operations, the addition of the Terra Haute facility, as well as the strategic and financial advantages of the slab supply agreement with CSN positions this company for success that not only should translate to employment for today’s employees but expanded opportunities for a future generation of Wheeling-Pittsburgh steel workers.
We are confident that over time the union will see the value of this proposal and its’ benefits to all stakeholders, especially our employees. I also wanted to clarify that the ((inaudible)) which holds this company’s shares to fund certain retiring medical obligations is managed by an independent fiduciary and has no direct relationship with either ourselves or the USW.
Now before we wrap up, I’d like to return the call back over to Paul who would like to discuss the financial aspects of our arrangement and how the various components taken together will create substantial value for Wheeling-Pittsburgh’s shareholders. Paul?

Paul Mooney: Thank you Jim. As Jim stated earlier, our board firmly believes the transaction with CSN will deliver significant value to our shareholders immediately.
First, on the day we close this transaction Wheeling-Pittsburgh will have accessed the $225 million from CSN’s cash investment which will be financed through a convertible note.
$75 million of this $225 million will be used to upgrade our hot strip mill and increase its’ capacity from approximately 3.4 million to four million tons. Importantly this increased capacity should in turn lower our costs by increasing through put and lowering our cost per ton for natural gas.
Equally importantly, from a value standpoint, this increased capacity will have a guaranteed slab supply agreement in place, reducing the risks which Jim outlined previously. As Jim also indicated our further $75 million will be installed, invested rather- to install a new galvanizing line and improve ((inaudible)) capability at Terra Haute.
I want to emphasize that after we increase our capacity our output will be complimentary and very balanced and we’ll be able to send the additional one million tons or so of output from our hot strip mill to our Terra Haute facility. Not only does this transaction improve capacity but it should also provide us with a more balanced product mix.

The bottom line is that the $225 million cash investment that will be used to fund the upgrade and expansion of our hot strip mill taken together with the slab supply agreement in the Terra Haute facility should improve profitability and ultimately drive value for our shareholders.
Looked at another way, in addition to the $75 million available for liquidity enhancements, this proposed transaction effectively infuses in excess a $.5 billion of capital into our company.
Through the Terra Haute facility valued at excess of $250 million, $150 million for CAPEX which we previously discussed, as well as $150 million dollars in working capital related to the slab supply agreement. This infusion will enable a significant transformation in production capabilities at our company which would not be available through other means.
And importantly, with this transaction we will have the opportunity to build on our recently improved operating and financial performance with significantly enhanced earning potential. And more then just upside earning potential.
This combination should help deliver sustainable earnings over time and help enable solid future cash flows. From an operation perspective, on a total run rate basis, we anticipate that this combination will result in a potential $200 million increase in operating income from an expected $65 million in 2006 were stand alone Wheeling-

Pittsburgh up to approximately $270 million by 2009 with a new company.
These estimates are based upon market conditions that have existed thus far this year and are expected to prevail for the balance of the year as they relate to Wheeling-Pittsburgh Corporation and to the spreads which are assumed to exist at the merger date for Terra Haute sales.
The same marker conditions are assumed to be in effect for 2009. However we believe that the variability of world slab costs, in line with selling prices, could be beneficial in reducing our overall cost structure if market conditions were to deteriorate.
As slide seven of the investor presentation that has been posted on our website indicates, we expect that approximately $100 million of this $200 million increase will be driven by increase sales volume from the addition of Terra Haute sales and U.S. and Canadian distribution of CSN’s flat roll products.
The remaining $100 million is expected to be driven by operating efficiencies and cost synergies including fixed cost absorption, natural gas savings stemming from the new furnace, and from purchasing economies. All of which should be generated by additional volume resulting from upgrades to our hot strip mill and the expansion of Terra Haute.
In addition to tremendous potential to enhance earnings, the combination with CSN is expected to strengthen Wheeling-Pittsburgh’s financial liquidity positions. Of the $225 million proceeds from the convertible note there will be 75 million in cash available after the investments, which we expect will provide additional liquidity of $100 million.
If you add to this $156 million from favorable working capital terms from the CSN slab agreement, this means Wheeling-Pittsburgh Pitt is expected to have additional liquidity of $256 million. We have had conversations with our term loan agent and lead lender who are supportive of the proposal.
I will now hand the call back over to Jim to wrap up the call.
James Bradley: Thank you, Paul. With that financial over view and before we turn to your questions, I’d like to provide some brief comments on the Esmark situation.
As you know Esmark has been very public in its criticisms of Wheeling-Pittsburgh Pitt and in an unmistakable attempt to push the agenda of its’ unsolicited proposal. To be clear, we at Wheeling-Pittsburgh have been in the steel production business for years.
We know the business and operations inside and out and our management team’s experience runs deep. We understand our operations and match our customers to our production capabilities. In short we are selling into the sweet spot of our mill.
Because we do this, we know where and when service centers can provide customer synergy with us and the 2.6 million tons we sell annually and where and when they cannot, and in Esmark’s case, with their annually 600,000 tons of predominately cold roll sales they cannot.
Esmark’s proposed transaction is vague, does not offer a strategic fit for Wheeling-Pittsburgh. Esmark is an operator of service centers, they are not steel producers. Because of the businesses we are in there is clear and strong synergy potential with CSN, this is not the case with Esmark.
While they have talked of opportunities, in our view, these are unsupported and exaggerated. They’ve changed key elements of their proposal several times already. We simply do not believe that the Esmark proposal makes strategic or financial sense for our company or our shareholders.
Wheeling-Pittsburgh and its Board of Directors are committed to acting in the best interest of all of its shareholders and the proposed arrangement with CSN fulfills that commitment. It is a compelling arrangement that we will believe will deliver long-term value.
In contrast Esmark’s proposal with its reverse merger premise appears to be nothing more then an attempt by a self-interested group to create a public vehicle for their own company going forward.
We strongly believe in the power of the Wheeling-Pittsburgh and CSN combination. It is a terrific step for the company and one that will position us for success in the future. And finally, our shareholders will have an opportunity to vote on this proposal at our annual meeting which will be held in November.
With that, we’d be happy to take questions.
Operator: Very good. Today’s question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit one. Once again, that is star one. If you have been utilizing your mute button, you’ll want to make sure that’s disengaged. We’ll pause just a moment to assemble the question roster.
Our first question will come from a Mark Parr with Q Bank Capital Markets.
Mark Parr: Thanks very much. Hey good morning guys.
James Bradley: Hey Mark.
Paul Mooney: Hey.
Mark Parr: Hey, congratulations on the improvement. I was curious. One thing I had related to CSN. Do you know whether or not there, you anticipate an interest rate to be associated with that convertible note?

Paul Mooney: Yes Mark. The interest rate is nine percent.
Mark Parr: OK.
Paul Mooney: And it picks on steel conversion.
Mark Parr: Second question. In your guidance you’ve had indicated that you expected scrap costs, slab costs, and zinc costs to be up relative to the second quarter. Could you go over those numbers again please, in terms of the magnitude?
Paul Mooney: Yes. Well we see the scrap costs going up about $14 a ton for scrap, but because we’re using about 50 percent of our mix is scrap base you kind of half that. The amount relative to the zinc was, I think, $9 a ton and the slab cost is $5 a ton.
Mark Parr: OK and then on natural gas you expected that to go down?
Paul Mooney: That’s right.
Mark Parr: And how much was that?
Paul Mooney: Well we’re seeing the natural gas going down amount $10 a ton ...

Mark Parr: OK $10, all right and that, around that situation, why would you expect volume to be lower in the third quarter then the second quarter?
Harry Page: Predominately as a result of the flow of the outside purchased and conversion slabs through the year.
Mark Parr: OK so could you give us...I think you talked about the slab outlook for the first half versus the second half, could you give the sense of the third quarter versus the second quarter in terms of the amount of slabs you anticipate processing?
Harry Page: OK there’s two components Mark. One is purchase slabs that we sell the product. And then there’s the conversion slabs. In the second quarter we processed 28,000 tons of purchased slabs and 61,000 tons of conversion slabs. In the third quarter, we expect to process about 50,000 tons of purchase slabs and about 38,000 tons of conversion. So there’s a mix effect there between purchased and conversion with the slabs that we sell, the final product, carrying a higher margin.
Mark Parr: OK. And the conversion slabs, are those run through your ton ship numbers?
Harry Page: Not the conversion.
Mark Parr: OK. All right, terrific. Hey – I’ll get back in the queue now but thanks a lot for the color and congratulations on a great quarter.

Operator: And that is star one for a question. We’ll move to Daniel Altman with Bear Sterns.
Daniel Altman: Hi. Thank you very much, a couple questions. First of all, can you discuss a little bit more the call put option related to the convertible DAT? Is that the CSN ultimately have the ability to call that is converted at their choice or is there – is there the terms that are different than that?
The second question is if you have the EBITDA generation for the Terre Haute plant either in 2005 or the first half of ‘06. And the third question is what are your slab import expectations from CSN through 2009, i.e., prior to their expansion of slab capacity? Thank you.
Paul Mooney: On the first question, the amounts – I’m sorry, the put call conversion features are that the call is relative to CSN and their ability is to call the note subject to USW approval in the period up to the end of three years.
If they do not call, i.e. to convert it into shares by that end of that three-year period then it becomes repayable by the company as debt and there’s a grace period to enable us to arrange the financing.
The put situation is one where ((inaudible)) Pittsburgh has the opportunity in that same 3-year period to put the note to CSN, i.e. to tender the shares at 11.8 million shares to

CSN in lieu of repaying the note. This likewise would require USW approval. The information relative to LLC will be in the S-4 at this juncture we’re not going public with that. They are finalizing – there are a lot of financial statements ((inaudible)). I’m sorry, the third question, Daniel ...
James Bradley: ... slab expectations I think ((inaudible)). We would expect in early 2007 to receive outside slabs at the annual rate of 700,000 tons. And that would grow into 2008 and into the middle of 2008 at which time it would, with the completion of the hot strip mill improvements on our end that would grow to 1.3 million tons of slabs per year.
Daniel Altman: OK, I’m wondering, vis-a-vis CSN, how much will they be able to supply you through – on an annual basis through 2009?
Harry Page: At the present time, CSN produces between 300,000 and 500,000 tons of slabs, surplus slabs per year.
Daniel Altman: Is there any kind of a contractual agreement in terms of how much they deliver to you, have that amount?
Harry Page: We would have a right of first refusal on any slabs that they produce – surplus slabs that they produce.
Daniel Altman: OK, thanks very much.

Operator: And that is star one if you do have a question. We will return to Mark Parr from Key Bank Capital for a follow-up.
Mark Parr: Yes, thanks very much. I just want to get back into the third quarter shipment guidance which I think, Paul did you say, or Harry did you say it was 650,000 for the quarter?
Paul Mooney: About 27,000 less than this quarter so that would be about 647, almost 650.
Mark Parr: OK and you’ve got about 25,000 more processed tons in the quarter, so this would actually equate to almost a 50,000-ton reduction in your own internal production. Could you talk a little bit about that, you know, given what, you know, what appears to be a very strong production recently and the – and ongoing recovery of the electric arc furnace?
Harry Page: Excuse for the pause Mark. The – we’re also restoring our inventories to levels that will help improve our delivery performance to customers. So production on a quarter-to-quarter basis is reasonably constant with the biggest variable being the purchase slabs and conversion slabs. That’s really the number one variable quarter to quarter.
Mark Parr: I guess, I mean, maybe I’m using production and shipments, you know, kind of in the same vein and I apologize because they are different. I think you had indicated that you anticipate 50,000-ton reduction in shipments of your own production. Is that what I’m...
Harry Page: That’s correct.
Mark Parr: And is that – now you had indicated that backlogs were strong. Have you seen a falling off of your order levels recently?
Paul Mooney: No, we have not.
Mark Parr: But I’m just curious if you could give some more color around the – around the reduction in shipments. That given the strong backlog and the fairly consistent production, I mean, I understand that you could be building up inventory but I’m having trouble understanding this, that’s all. If you could give more color I’d appreciate it.
Harry Page: OK, the other thing that impacts the second quarter was strong because the role changers at the hot mill really started to deliver incremental tons in the first quarter, so when we came out of the second quarter with having processed a lot of purchased slabs in the February-March period.
In fact, we processed about 51,000-52,000 tons in that two-month period with March being far in excess of February. So we stepped into the second quarter with a surge of hot bands available and that was part of the reason why the second quarter shipments were elevated as a result of that end of first quarter hot mill production. We set a hot mill production level record in March at about 282,000 tons.
Mark Parr: OK, I appreciate that. Thanks very much.
Paul Mooney: OK.
Operator: And with this, that does conclude today’s question and answer session. We’d like to thank everyone for their participation in the Wheeling-Pittsburgh Corporation Second Quarter Quarterly Conference Call. Again, we would like to wish everyone a good day. This does conclude today’s conference.
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